United States securities and exchange commission logo





                     September 29, 2023

       Zhuowei Zhong
       President & Chairman of the Board
       JRSIS HEALTH CARE Corp
       3/F Building A , De Run Yuan
       No. 19 Chang Yi Road , Chang Ming Shui
       Wu Gui Shan , Zhong Shan City 528458

                                                        Re: JRSIS HEALTH CARE
Corp
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed April 17,
2023
                                                            Form 10-K/A for
Fiscal Year Ended December 31, 2022
                                                            Filed July 26, 2023
                                                            Response dated July
26, 2023
                                                            Response dated
August 31, 2023
                                                            File No. 001-36758

       Dear Zhuowei Zhong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Robert Brantl